EXHIBIT 5.1

[Letterhead of Morris, Manning & Martin, L.L.P.]

August 10, 2005

Witness Systems, Inc.
300 Colonial Center Parkway
Roswell, Georgia 30076

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel for Witness Systems, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of a proposed offering of up to 50,000 shares of the Company's common stock, $0.01 par value per share (the "Shares"), issuable pursuant to the Witness Systems, Inc. Inducement Stock Option Awards (the "Awards").

        We have examined and are familiar with the originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of Shares under the Awards as would be necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Awards, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Company's registration statement on Form S-8.

Very truly yours,
MORRIS, MANNING & MARTIN, LLP
/s/ Morris, Manning & Martin, LLP